Exhibit 99.2

Q1-10 Earnings call

Jane Todd Introduction

Thank you Chrissy.

Good afternoon. I would like to welcome everyone to SMTC’s fourth quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John, let me read The Standard Safe Harbor message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Thanks Jane.

As is our customary practice, I will provide some high level comments on our first quarter and then Jane will take you through our results in more detail. I will then briefly discuss our outlook for the second quarter and the second half of the year, followed by a question period.

For those of who read our press release just issued, our first quarter of 2010 was our third consecutive quarter of growth. Buoyed by increased orders almost across our entire customer base, our first quarter revenue increased by 20% to $61 million. From a customer perspective, revenues from 18 of our top 20 customers increased in the quarter driven by both increased and end market demand and inventory replenishment. As reported last quarter, the electronics industry continues to face electronic parts shortages as component suppliers had reduced inventories and lowered production levels during the 2009 recession. As a result of these part shortages, we entered the first quarter with an unusually high order backlog as a significant volume of orders were stranded due to lack of components. Parts shortages continued in the first quarter such that despite significant increased production and related revenue, we again exited the quarter with a large order backlog.

From an earnings perspective, we reported net income excluding stock based compensation of $2.6 million or $0.18 cents per share. This compares with $1.7 million or $0.12 cents per share last quarter excluding $.5 million income tax recovery. Our increase in adjusted net income of over 50% is due to higher sales volume, continued strong margins and greater leverage on our cost structure and manufacturing capacity.

Q1-10 Earnings call

We continued to carry a high inventory level into the second quarter for two reasons. First, because of component shortages our quarter end backlog is high and requires a significant level of parts on hand to complete those orders in the second quarter. Second, our orders for the second quarter continue to increase.

However, through improved earnings and solid working capital management, we are cash positive in the quarter and reduced debt by $3.0 million.

Jane will now take you through our results in more detail.

Jane Todd

Thanks John.

As expected, we again showed revenue, earnings and EBITDA growth quarter over quarter; now our third consecutive quarter of solid growth. Revenues increased 20% to $61.4 million over the fourth quarter, after increasing 16% sequentially last quarter; ranking us among the top performers in our industry again in terms of sequential revenue growth. Year over year revenues increased 37%; also among the industry leaders. We entered the quarter with a substantial backlog and a strong order book to drive revenues; in fact, we exited the quarter with an equally large backlog, the result of strengthening customer demand and continued parts shortages as John mentioned. For the quarter, the Company was again profitable with a net income of $2.6 million before stock based compensation charges and $2.1 million net, benefiting from cost reduction actions taken in 2009 and continued focus on operational efficiency. We also generated cash and paid down debt; all in all a strong quarter.

More specifically, revenue increased 20% or $10.2 million sequentially to $61.4 million from $51.2 million as we continue to see our customer end market improvements and inventory rebuilding for the majority of our customers. Eight of our top 10 and in fact as John mentioned 18 of our 20 customers increased demand in the quarter over the prior quarter. Two of these customers, Crestron and Thales, have awarded SMTC new programs; both are important contributors to our sequential revenue growth. We continued to witness growth from our five new customers that began ramping production in the fourth quarter with revenue doubling this quarter to $3 million and one of the new customers joining our top 10. John also mentioned CEL last quarter; this San Jose based customer is continuing to ramp nicely and is contributing to the strengthening of our San Jose operations as is another new customer, Redline Communications Inc, a new customer win in the fourth quarter with production based in San Jose and Mexico, for which we expect to see continued growth. Compared to the same period last year, revenue increased 37% or $16.5 million as virtually all of our customers showed end market improvement. Our prospective customer pipeline has also strengthened significantly.

Our mix of revenue in our various segments is essentially unchanged with the industrial segment remaining our largest segment at 82%. Our top ten customers accounted for 89% of the quarter’s total revenue, somewhat reduced from last quarter, the result of smaller customers’ and new customers’ growth. Details can be found in our 10Q which will be filed in the next several days.

Q1-10 Earnings call

Gross margin for the quarter was $6.4 million or 10.4% compared with $5.9 million or 11.5% in the prior quarter and $3.9 million or 8.7% for Q1 of last year. Margin dollars were positively impacted by volume quarter over quarter as we continued to contain costs, as well as a reduction in inventory provisions as demand improved. Year over year margins increased as a percent of revenue and in absolute dollars as a result of revenue growth, our cost reduction initiatives and the mix of business. Longer term, we expect margins to remain at about 10 percent.

In the quarter, selling, general and administrative costs were $3.2 million, excluding the $500 thousand non-cash charge for stock based compensation, compared with $3.4 million last quarter and $3.5 million for the same period a year earlier. Staff and other reductions made earlier in 2009 have reduced our costs, somewhat offset by accruals for variable based employee compensation. A substantial portion of the stock based compensation cost is the result of the increased stock price for certain stock based compensation that is marked to market quarterly. We plan to continue to carefully manage selling, general and administrative expenses within our control.

Interest expense decreased in the quarter from $622 thousand last quarter to $489 thousand due to decreased average debt levels caused by lower working capital which I will discuss more fully shortly. The expense is higher than interest costs a year ago of $326 thousand due to higher interest rates and a one-time recovery of interest in 2009. I will also come back to interest rates shortly.

On an EBITDA basis, excluding the impact of non-cash stock based compensation, we generated $3.8 million compared to $3.2 million last quarter and $1.1 million in Q1 of 2009, $2.0 million excluding restructuring.

From a cash perspective, we generated $3.7 million in cash from operations in the quarter. We recorded positive cash earnings of $3.3 million, and a reduction in working capital, excluding cash, of $0.4 million in the quarter driven by decreased accounts receivables. This cash generation was despite higher inventory levels driven by improved customer demand and industry wide supply chain pressures causing increased inventory levels. As a result of cash generation, net debt decreased by $2.8 million to $21.3 million at the end of the quarter, $3.0 million including capital leases. Average debt also decreased somewhat due to lower working capital levels. We expect to continue to reduce debt.

Capital investments were $692 thousand in the quarter, as we made investments to support our newer customer requirements.

Inventory increased from $37 million to $45.5 million, both representing 75 days, to support continuing quarterly growth and the impact of parts shortages that have resulted in higher backlog. In addition, we continue to hold inventory for a newer customer that had been on consignment. Inventory is procured as directed by our customers and customers generally retain liability for all inventory. We continue to work with our customers and vendors to manage inventory levels. We expect a reduction in inventory as we work off the continued strong backlog and the supply chain improves over the rest of the year; this may be somewhat offset by the higher inventory required by improving end market and revenue growth.

Q1-10 Earnings call

Accounts receivable was $33 million or 50 days, decreased from the prior quarter at $38 million or 67 days largely due to a large customer payment not received in time for Q4 and improved collections and terms in the first quarter.

Accounts payable was $46 million, increased from $42 million last quarter reflecting the increase in business levels, and the consigned inventory mentioned earlier. Days were decreased from 83 days to 76 days.

Finally, we are in the process of amending our banking arrangements. While still subject to final documentation, we expect lower interest rates and an extension of the duration of the loan as our lenders continue to be strong supporters of our business.

Let me now turn the call back over to John.

John Caldwell

Thanks Jane.

As our press release stated, we expect further sequential revenue growth in the second quarter. Similar to the first quarter, we enter Q2 with a significant order backlog and a solid order book. There are positive broader signs that the overall North American economy is recovering that should benefit all our customers. Additionally, many of our customers are experiencing strong end market demand in their specific sectors. Finally, our newer ramping customers are expected to further increase their production requirements in the second quarter.

Our pipeline of new customer opportunities is strengthening. We expect to add additional new customers as the year progresses.

Our visibility into the second half of the year is still somewhat limited. However, based upon discussions and forecasts from customers, we believe our second half revenue level should be at least as buoyant as the first half.

With these comments, let us respond to your questions - Chrissy please open the lines.

Thank you.